UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: January 18, 2022
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950		38-0549190
(Commission File Number)		(IRS Employer Identification No.)

One American Road
Dearborn,	Michigan	48126
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
    (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
    (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	F	New York Stock Exchange
6.200% Notes due June 1, 2059	FPRB	New York Stock Exchange
6.000% Notes due December 1, 2059	FPRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

Accounting for Pension and OPEB Plans

Ford Motor Company uses the mark-to-market method of accounting for pension and other postretirement employee benefits (OPEB). Under this method, we recognize pension and OPEB remeasurement gains and losses in income when incurred rather than amortizing them over time as a component of net periodic benefit cost. The remeasurement gains and losses are reported as special items since we believe they are not reflective of our ongoing operating activities.

We expect to record a pre-tax remeasurement gain in our fourth quarter 2021 results of approximately $3.5 billion related to our pension and OPEB plans. This includes a $450 million gain associated with pension plans in the United States, a $2.7 billion gain associated with pension plans outside the United States, and a $380 million gain associated with OPEB plans globally. Overall, the remeasurement gain is primarily explained by higher discount rates compared with year-end 2020 and by growth asset returns in excess of our assumptions. On an after-tax basis, the remeasurement gain is expected to increase our net income by about $2.8 billion. Because the remeasurement gain is a special item, it will not impact our total Company adjusted EBIT or adjusted earnings per share. The remeasurement gain did not have an impact on our cash in 2021, and does not change our expectations for pension contributions in 2022.

Including the impact of remeasurement gains and losses during 2021, we expect the underfunded status for our pension and OPEB plans to be about $0.3 billion and $6.0 billion, respectively, at year-end 2021, compared with $6.7 billion and $6.6 billion, respectively, at year-end 2020. The change to the underfunded status of our plans in the aggregate primarily reflects the impact of higher discount rates and continued strong asset performance relative to changes in discount rates.

Special Items for FY2021 Financial Results

Our news release dated January 18, 2022 concerning several special items, including the pension and OPEB special item discussed above, is filed as Exhibit 99 to this Report and incorporated by reference herein. The following table shows, on a preliminary basis, the special items we expect to include in our results when we report fourth quarter and full year 2021 earnings on February 3, 2022:

	Q1 2021	Q2 2021	Q3 2021	Q4 2021	FY 2021
Special Items (in billions)
Pension and OPEB Remeasurement	$0.1	$0.3	$0.0	$3.5	$3.9
Rivian - Gain on IPO and mark-to-market	0.9	—	—	8.2	9.1
Debt Extinguishment premium	—	—	—	(1.7)	(1.7)
Global Redesign	(0.4)	(0.1)	(0.7)	(0.5)	(1.7)
Other	(0.1)	—	—	0.1	(0.0)
Total EBIT Special Items	$0.5	$0.1	$(0.7)	$9.6	$9.6

Deferred Tax Asset and Valuation Allowance	$—	$—	$—	$3.6	$3.6
Tax on Rivian - Gain on IPO and mark-to-market	(0.2)	—	—	(1.7)	(1.9)
Other	0.1	(0.1)	0.5	(0.3)	0.2
Total Tax Special Items	$(0.1)	$(0.1)	$0.5	$1.6	$1.9

Item 9.01. Financial Statements and Exhibits.

EXHIBITS*

Designation	Description	Method of Filing

Exhibit 99	News release dated January 18, 2022	Furnished with this Report

Exhibit 104	Cover Page Interactive Data File	**
(formatted in Inline XBRL)

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: January 18, 2022	By:	/s/ Corey M. MacGillivray
Corey M. MacGillivray
Assistant Secretary

*	Any reference in the attached exhibit(s) to our corporate website(s) and/or other social media sites or platforms, and the contents thereof, is provided for convenience only; such websites or platforms and the contents thereof are not incorporated by reference into this Report nor deemed filed with the Securities and Exchange Commission.
**	Submitted electronically with this Report in accordance with the provisions of Regulation S-T.